CERTIFICATE NUMBER | DATE OF ISSUE | ACCOUNT NUMBER | T/R. REF. | NUMBER OF SHARE(S)

亚盛医药
Ascentage Pharma

Ascentage Pharma Group International

亞 盛 醫 藥 集 團

(Incorporated in the Cayman Islands with limited liability)

SHARE CERTIFICATE
BRANCH SHARE REGISTER: HONG KONG

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULLY PAID ORDINARY SHARE(S) OF NOMINAL VALUE OF US$0.0001 EACH IN THE SHARE CAPITAL OF ASCENTAGE PHARMA GROUP INTERNATIONAL (THE "COMPANY") AS DETAILED BELOW SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY.

SHAREHOLDER(S):

CERTIFICATE NUMBER/
CODE:

NUMBER OF SHARE(S):

GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON THE DATE OF ISSUE AS STATED ABOVE.

DIRECTOR

DIRECTOR

NO TRANSFER OF THE WHOLE OR ANY PORTION OF THE ABOVE SHARE(S) CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS SHARE CERTIFICATE.
HONG KONG BRANCH SHARE REGISTRAR: TRICOR INVESTOR SERVICES LIMITED, LEVEL 54, HOPEWELL CENTRE, 183 QUEEN'S ROAD EAST, HONG KONG.